EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 33-41542, 33-41543, 33-60901, 33-60591, 33-82474, 333-68399, 333-42394, 333-95113, 333-99865, and 333-91762 of Sierra Health Services, Inc. (the "Company") on Forms S-8 and Registration Statement No. 33-83664 on Form S-3 of our report dated January 29, 2003 (March 14, 2003 as to Notes 6 and 19) (which expresses an unqualified opinion and contains an explanatory paragraph relating to the Company's adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets"), appearing in this Annual Report on Form 10-K/A of Sierra Health Services, Inc. for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

August 14, 2003